EXHIBIT 1.1

« TENARIS S.A. »

Société anonyme

Luxemburg

R. G. S. Luxemburg section B numero 85 203

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STATUTS COORDONNES à la date du 6 juin 2007

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Title 1. Name and Legal Structure, Corporate Object,

Registered Office, Duration

Article 1. Name and Legal Structure. “TENARIS S.A.” is a société anonyme holding governed by these Articles of Association and by the laws and regulations of the Grand Duchy of Luxembourg governing business corporations and holding companies, and more specifically by the laws of August 10, 1915 and July 31, 1929 such as those laws were amended by subsequent laws and regulations.

Article 2. Corporate Object. The object of the Company is the business directly or indirectly related to the taking of interests, in any form whatsoever, in Luxembourg or foreign corporations or other business entities, the administration, management, control and development thereof.

The Company may use its resources to organize, manage, enhance in value and liquidate a portfolio consisting of any kind of securities, patents and pertaining licenses, to participate in the organization, development and control of any business entity to acquire by way of capital contribution, subscription, underwriting, option, purchase or in any manner whatsoever any kind of securities, patents and pertaining licenses as well as to sell, transfer, exchange or otherwise, to enhance in value such securities, patents and rights through any person and in any manner whatsoever, and to afford to companies in which it has an interest any assistance, loans, advances or guarantees.

The Company may raise money in order to finance its activities through the private or public issue of loans, notes, bonds, debentures or other similar instruments or equity certificates denominated in any currency (and may pledge part or all of its assets to secure any money so raised).

In a general way, the Company may carry out any operations which it may deem useful for the accomplishment of its corporate object, remaining always within the limits established by the law of July 31, 1929 and subsequent amendments, to the effect that the Company may not carry on directly any industrial activity or maintain a commercial establishment open to the public.

Article 3. Registered Office. The registered office is established in Luxembourg-City.

The registered office may be transferred within the same locality by decision of the Board of Directors.

The Board of Directors may establish branches or offices abroad.

Whenever there shall occur or be imminent extraordinary political, economic or social developments of any kind likely to jeopardize the normal functioning of the registered office or easy communication between such office and the outside world, the registered office may be declared temporarily, and until the complete termination of such unusual conditions, transferred abroad, without affecting the nationality of the Company, which, notwithstanding such temporary transfer of the registered office, shall remain that of Luxembourg. Such declaration of transfer of the registered office shall be made and brought to the knowledge of third parties by one of the executive bodies of the Company authorized to bind it for acts of current and daily management.

Article 4. Duration. The Company shall be constituted for an unlimited duration.

Title II.-Share Capital

Article 5. Share Capital. The share capital of the Company is set at one billion one hundred and eighty million five hundred and thirty six thousand eight hundred and thirty US dollars (USD 1,180,536,830), represented by one billion one hundred and eighty million five hundred and thirty six thousand eight hundred and thirty (1,180,536,830) shares with a par value of one US dollar (USD 1) per share.

The authorized capital of the Company shall be two billion five hundred million US dollars (USD 2,500,000,000,-), including the issued share capital, represented by two billion five hundred million (2,500,000,000) shares with a par value of one US dollar (USD 1.-) per share.

The board of directors is authorized for a period starting on the day of the general meeting granting the authorisation and ending on the fifth anniversary of the date of the publication in the Mémorial of the relevant deed, to increase the issued share capital in whole or in part from time to time, through issues of shares within the limits of the authorized capital. In connection with such increases of capital, the shares shall be issued for compensation in cash or, subject to applicable provisions of law, in kind at a price or, if shares are issued by way of incorporation of reserves, at an amount, which shall not be less than the par value and may include such issue premium as the board of directors shall decide.

The board of directors may authorize any director, manager or other person to accept subscriptions and direct payment in cash or in kind of the price of shares being whole or part of such increases of capital. Whenever the board of directors shall have any such increase of capital recorded in the form required by law, it shall have the amendment of this article as a result thereof recorded. Any such issue of shares shall be effected while reserving to holders of shares the preferential right to subscribe for such newly issued shares, except: (a) in circumstances in which the shares are issued for a consideration other than money; (b) with respect to shares issued as compensation to directors, officers, agents, or employees of the company, its subsidiaries or affiliates, and (c) with respect to shares issued to satisfy conversion or option rights created to provide compensation to directors, officers, agents, or employees of the corporation, its subsidiaries or affiliates.

Any shares to be issued for the purposes set forth in (b) and (c) shall not exceed 1.5% of the issued capital of the Company.

Each share entitles the holder thereof to cast one vote at any shareholders’meeting.

The board of directors may authorize the issuance of bonds which may be but are not required to be, convertible into registered shares, in such denominations and payable in such monies as it shall determine in its discretion. The board of directors shall determine the type, price, interest rates, terms of issuance and repayment and any other conditions for such issues. A register of registered bonds shall be held at the registered office of the Company.

Article 6. Shares. The shares shall be in registered form. The board of directors may issue registered share certificates.

The shares may be entered without serial numbers into fungible securities accounts with financial institutions or other professional depositaries. The shares held in deposit or on an account with such financial institution or professional depositary shall be recorded in an account opened in the name of the depositor and may be transferred from one account to another, whether such account is held by the same or a different financial institution or depositary. The depositor whose shares are held through such fungible securities accounts shall have the same rights and obligations as if his shares were recorded in the registered share register of the Company.

Transfer of registered shares, carried in the registered share register and which are not held through fungible securities accounts, shall be effected by a written declaration of transfer signed by the transferor and the transferee or by their attorneys. The board of directors may accept and enter in the register a transfer on the basis of any appropriate document(s) recording the transfer between the transferor and the transferee.

For the exercise of rights against it as well as for the exercise of rights to vote at general meetings and all rights conferred upon the shareholders, the Company shall recognize only one single owner per share. If there are several owners of a share, the company shall be entitled to suspend the exercise of the rights attached thereto until one person is designated as being the owner of such share with regard to the Company or until a single representative of the owners representing them towards the Company has been appointed.

The rights and obligations attached to any share shall pass to any transferee thereof.

All communications and notices to be given to a registered shareholder shall be deemed validly made to the latest address communicated by the shareholder to the Company.

Article 7. Changes of Share Capital. The subscribed and the authorized capital of the Company may be increased or reduced by decision of the shareholders in general meeting whose resolutions shall be taken in the manner required for the amendment of the Articles.

Title III.- Management Supervision

Article 8. Board of Directors. The Company shall be managed by a board of directors consisting of a minimum of three (3) members and a maximum of fifteen (15) members appointed by the general meeting. In case the shares of the Company are listed on a regulated market, the minimum number of directors shall be five (5). The terms of their office shall not exceed one (1) year; they may be reappointed and dismissed at any time, with or without cause.

In the case of a vacancy in any position as director, the remaining directors shall have the right to temporarily fill such vacancy by a majority vote; in such case the next general meeting shall be called upon to ratify such election.

Any director elected in replacement of another, whose term of office has not expired, shall complete the term of office of the director whom he replaces.

Article 9. Procedure. The board of directors shall elect a chairman from among its members and, if considered appropriate, one or several vice-chairmen and shall determine the period of their office, not exceeding their appointment as director.

The board of directors shall meet as often as required by the interests of the Company and at least four (4) times per year, upon notice by the chairman or by two (2) directors, either at the registered office or at any other place indicated in the notice, under the chairmanship of the chairman or, if the latter is prevented from attending, under the chairmanship of the (any) vice-chairman or of the director chosen among his colleagues.

The board of directors may deliberate and act validly only if a majority of its members in office are present in person or by proxy.

Board of directors meetings can be validly held by means of telephonic conference call, video conference or any other means genuinely allowing for the participation, interaction and intercommunication of the attending directors.

Any director who is prevented or absent may give a proxy in writing, telegram or facsimile, to one of his colleagues on the board to represent him at the meetings of the board and to vote in his place and stead.

All decisions shall be taken by a majority of votes of those present or represented; in case of a tie the chairman has a casting vote.

Written decisions, signed by all the directors, are proper and valid as though they had been taken at a meeting of the board of directors duly convened and held. Such a decision can be documented by several separate instruments having the same tenor, each signed by one or more directors.

The Board of Directors may appoint a secretary and one or more assistant secretaries and determine their responsibilities, powers and authorities. These secretaries and assistant secretaries need not be members of the Board of Directors.

Article 10. Minutes of the Board. The proceedings of the board of directors shall be set forth in minutes signed by the chairman of the meeting and the secretary, or by the majority of persons present at the meeting. The proxies shall be annexed thereto.

Copies of these minutes, or excerpts thereof, as well as any other document of the Company, shall be certified by two (2) directors or by the secretary of the board of directors or by any assistant secretary.

Article 11. Powers. The board of directors is invested with the broadest powers to act on behalf of the Company and accomplish or authorize all acts and transactions of management and disposal which are within its corporate purpose and which are not specifically reserved to the general meeting.

The Company will be bound by the joint signature of two directors or the sole signature of any persons to whom such signatory power shall be delegated by the board of directors.

The board of directors is invested with the power to interpret and apply the present Articles of Association and to issue guidelines and rules for that purpose.

Within the limits of applicable law, the board of directors may: 1. delegate to one or more persons, whether or not members of the board of directors, the powers necessary to carry out its decisions and to provide day-to-day management; provided that the approval of material transactions with related parties shall not be delegated and the opinion of the Audit Committee on such material transactions shall be taken into consideration prior to their approval by the board of directors;

2. confer to one or more persons, whether or not members of the board of directors, the powers deemed to be appropriate for the general technical, administrative and commercial management of the Company;

3. constitute an Audit Committee, made up by directors, determining its function and authority;

4. constitute any committee, the members of which may be selected either from among the directors or outside thereof, and determine their functions and authority.

The board may authorize all substitutions in the powers it may confer or has conferred.

In case the shares of the Company are listed on a regulated market, the Company shall have an Audit Committee composed of three members, two of which, at least, shall qualify as Independent Directors. The members of the Audit Committee shall not be eligible to participate in any incentive compensation plan for employees of the Company or any of its subsidiaries. The Audit Committee shall (I) assist the board of directors in fulfilling its oversight responsibilities relating to the integrity of the financial statements of the Company, the Company’s system of internal controls and the independence and performance of the Company’s internal and independent auditors. It shall also perform the other duties entrusted to it by the board of directors, particularly as regards relations with the independent auditor and (II) review material transactions between the Company or its subsidiaries with related parties to determine whether their terms are consistent with market conditions or are otherwise fair to the Company and its subsidiaries. To that end, (A) the term «material» shall mean (a) any transaction, or series of transactions within the period of one year prior to the determination, by which the Company or any of its subsidiaries would be required to pay or would receive aggregate sums in excess of 1.5% of the Company’s consolidated net sales made in the fiscal year preceding the year on which the determination is made or (b) any corporate reorganization transaction (including a merger, spin-off or bulk transfer of a business) affecting the Company or any of its subsidiaries for the benefit of or involving also a related party;

and (B) the term «related party» shall mean any of the following persons in relation to the Company or the subsidiaries of the Company: (i) a member of the board of directors of the Company or of any of the subsidiaries; (ii) any company or person that controls directly or indirectly the Company or is a member of the board of directors of a company controlling directly or indirectly the Company; (iii) any company or person that holds a significant interest in the equity of the Company or of a subsidiary of the Company; (iv) spouses, parents, siblings or relatives up to the third degree of any person referred to in (i), (ii) or (iii); and (v) companies in whose equity the persons referred in (i) and (iii) hold a significant interest.

The board of directors shall appoint one of the members of the Audit Committee as its Chairman. The Audit Committee shall report to the board of directors on its activity and the adequacy of the internal control system once a year, at the time the annual accounts are approved.

For the purpose of the present Articles of Association, the term «Independent Director» shall mean a director who: (i) is not, and has not been employed by the Company or its subsidiaries in an executive capacity, within the five years immediately prior to the annual meeting at which the nominees of the board of directors will be voted upon;

(ii) is not a person that directly or indirectly controls the Company and is not a member of the board of directors of a company controlling directly or indirectly the Company;

(iii) has not (and is not affiliated with a company or a firm that has) a significant business relationship with the Company, its subsidiaries or the person that directly or indirectly controls the Company;

(iv) is not, and has not been affiliated with or employed by a (present or former) auditor of the Company, its subsidiaries or the person that directly or indirectly controls the Company, within the five years immediately prior to the annual meeting at which the nominees of the board of directors will be voted upon;

(v) is not a spouse, parent, sibling or relative up to the third degree of any person above described from (i) to (v).

Article 12. Directors’ Remuneration. The remuneration of the board of directors will be decided by the general meeting.

The Company shall, to the fullest extent permitted by Luxembourg law, indemnify any director or officer, as well as any former director or officer, against all costs, charges and expenses, reasonably incurred by him in connection with the defense or settlement of any civil, criminal or administrative action, suit or proceeding to which he may be made a party by reason of his being or having been a director or officer of the Company, if (i) he acted honestly and in good faith, and (ii) in the case of criminal or administrative proceedings, he had reasonable grounds for believing that his conduct was lawful. Notwithstanding the foregoing, the current or former director or officer will not be entitled to indemnification in case of an action, suit or proceeding brought against him by the Company or in case he shall be finally adjudged in an action, suit or proceeding to be liable for gross negligence, wilful misconduct, fraud, dishonesty or any other criminal offence. Furthermore, in case of settlement, the current or former director or officer will only be entitled to indemnification hereunder, if he settles such action, suit or proceeding in good faith and in a manner he reasonably believes to be in or not opposed to the best interests of the Company and if notice of the intention of settlement of such action, suit or proceeding is given to the Company at least 10 business days prior to such settlement.

Article 13. Auditors. The annual accounts of the Company shall be audited by one or more independent auditors, appointed by the general meeting of shareholders among the members of the Institute of Independent Auditors (Institut des reviseurs d’entreprises). The general meeting shall determine their number and the term of their office which shall not exceed one (1) year. They may be reappointed and dismissed at anytime.

As a result of the preceding and by application of article 256(3) of the Luxembourg law governing commercial companies, the office of the statutory auditor (commissaire) is eliminated.

Title IV.- General Meetings

Article 14. Powers. The general meeting, duly constituted, represents all of the shareholders. It has the broadest powers to carry out or ratify acts of concern to the Company.

Article 15. Date and Place. The annual general meeting shall meet each year ipso jure in the city of Luxembourg at the place indicated in the notices for meeting on the first Wednesday of June at 11.00 a.m. If said day is a legal or banking holiday, the meeting shall be held on the following business day.

The general meetings, including the annual general meeting, may be held in a foreign country whenever there occur circumstances of force majeure as determined by the board of directors in its discretion. In such event, the terms and conditions necessary to provide proper deliberations and publications will continue to be those provided for by the laws of Luxembourg.

Article 16. Notices of Meeting. The board of directors shall convene all general meetings.

The notices for any ordinary or extraordinary general meeting shall contain the agenda, the hour and the place of the meeting and shall be made by notices published twice (2) at least at ten (10) days interval and ten (10) days before the meeting in the Mémorial C, Recueli des Sociétés et Associations (Luxembourg Official Gazette) and in a leading newspaper having general circulation in Luxembourg. In case the shares of the Company are listed on a foreign regulated market, the notices shall, in addition, (subject to applicable regulations) either (i) be published once in a leading newspaper having general circulation in the country of such listing at the same time as the first publication in Luxembourg or (ii) follow the market practices in such country regarding publicity of the convening of a general meeting of shareholders.

The Company shall not be obliged to send notices by registered or ordinary mail to the holders of its Shares.

Article 17. Admission. Shall be admitted to the general meetings, any shareholder who holds one or more share(s) of the Company on the fifth (5th) calendar day preceding the general meeting (the «Record Dates»). Shareholders who have sold their shares between the Record Date and the date of the general meeting, must not attend or be represented at such meeting. In case of breach of such prohibition, criminal sanctions may apply.

In case of shares held through fungible securities accounts, as described in Article 6 of these Articles of Association, each shareholder may exercise all rights attached to his share(s) and in particular participate in and vote at the shareholders’ meeting of the Company, upon presentation of a certificate issued by the financial institution or professional depositary holding the shares, certifying the number of shares recorded in the relevant account on the Record Date.

Such certificate must be filed at least five (5) days before the meeting with the Company at its registered address or at the address included in the convening notice or, in case the shares of the Company are listed on a foreign regulated market, with an agent of the Company located in the country of the listing and designated in the convening notice. In the event that the shareholder votes through proxy, the latter has to deposit his proxy within the same period of time at the registered office of the Company or with any local agent of the Company, duly authorized to receive such proxies.

The board of directors and the shareholders’ meeting may, if it deems it advisable, reduce these periods of time for all shareholders and admit all shareholders (or their proxies) who have filed the appropriate documents to the general meeting irrespective of these time limits.

Article 18. Procedure. Every general meeting will be presided over by the chairman pro tempore appointed by the general meeting. The general meeting will appoint a scrutineer who shall keep the attendance list.

The board of the general meeting so constituted shall designate the secretary.

Irrespective of the agenda, the board of directors may adjourn any ordinary or extraordinary general meeting in accordance with the formalities and time limits stipulated for by law.

Article 19. Vote and Minutes. Resolutions at ordinary general meetings will be passed by majority vote, irrespective of the number of shares present or represented.

Extraordinary general meetings shall not validly deliberate on proposed amendments to the Articles of Association unless at least half of the share capital is present or represented. Resolutions as to amendments of the Articles of Association shall be voted if approved by a two-thirds majority of votes of the shareholders present or represented.

If the required presence quorum is not met, a second meeting may be convened by means of notices published twice, at twenty (20) days interval at least and twenty (20) days before the meeting in the Mémorial, Recueil des Sociétés et Associations, two newspapers having general circulation in Luxembourg and, in case the shares of the Company are listed on a foreign regulated market, the notices shall in addition be published once in a leading newspaper having general circulation in the country of such listing at the same time as the first publication in Luxembourg. The second meeting shall validly deliberate regardless of the quorum present or represented. Resolutions, in order to be adopted, must be carried by a two thirds majority of the votes of the shareholders present or represented.

The nationality of the Company may be changed and the commitments of its shareholders may be increased only with the unanimous consent of all the shareholders and bondholders, if any.

Minutes of the general meetings shall be signed by the members of the board of the meeting. Copies or excerpts of the minutes to be produced in court or elsewhere shall be signed by two (2) directors or by the secretary of the board of directors or by any assistant secretary.

Title V.- Financial Year. Distribution of Profits

Article 20. Financial Year. The financial year will run from the first (1st) of January of each year until the thirty-first (31st) of December of the same year.

Each year, the management will cause an inventory to be drawn up with current and fixed assets together with all debts and liabilities of the Company, accompanied by an annex containing a summary of all corporate commitments and all debts of the directors towards the Company.

The management will prepare the balance sheet, the profit and loss statement and the notes to the accounts and remit those documents within the legal time limit to the auditors.

Twenty (20) days before the general meeting, the shareholders may take cognizance at the registered office of the annual accounts and the report of auditor(s).

Article 21. Distribution of profits. The surplus after deduction of charges and amortizations represents the net profit at the disposal of the general meeting for free allocation.

The board of directors may initiate dividend instalments in accordance with applicable provisions of law.

Dividends decided by the general meeting as well as dividend instalments for the current financial year decided by the board of directors in accordance with the law, are paid at the periods and places fixed by the board of directors.

The payment of the dividends to a depositary having as principal activity the operation of a settlement system in relation to transactions on securities, dividends, interest, matured capital or other matured monies of securities or of other financial instruments being handled through the system of such depositary, discharges the Company. Said depositary shall distribute these funds to his depositors according to the amount of securities or other financial instruments recorded in their name.

Title VI.- Appraisal rights

Article 22. Appraisal rights.

(A) In case the general meeting approves (i) the de-listing of the Company’s shares from all regulated markets where the Company’s shares are listed at that time (ii) consummation of a merger in which the Company is not the surviving person (unless the shares or other equity securities of such person are listed in the New York or London stock exchanges);

(iii) consummation of a sale, lease, exchange or other disposition of all or substantially all of the assets of the Company; (iv) amendment of the articles of association that has the effect of changing materially the Company’s corporate purpose; (v) relocation of the Company’s domicile outside of the Grand Duchy of Luxembourg; (vi) amendments to the Articles of Association that restrict the rights of the shareholders, dissenting or absent shareholders shall have the right to have their shares purchased by the Company at (a) the average market value of the ninety (90) calendar days preceding the general meeting or (b) in the event that the shares of the Company are not traded in any regulated market, the amount that results from applying the proportion of the Company’s equity that the shares being sold represent over of the Company’s net worth on the day of the general meeting. The Company must consummate the purchase in this clause (a) of this Article within six (6) months following the date of the general meeting. Dissenting or absent shareholders must present their claim within one (1) month following the date of the general meeting and supply the Company with evidence of their share holding at the date of the general meeting. Shareholders which voted in favor of the relevant resolution are not entitled to the right provided in this article.

(B) In case the general meeting approves the de-listing from one or more, but not all, of the regulated markets where the Company’s shares are listed, only dissenting or absent shareholders with shares held through participants in the local clearing system for that market at the earlier of (i) the date of the public announcement by the Company of the intention to make the de-listing or (ii) the date of the publication of the call for the general meeting that approved such de-listing will be entitled to have their shares repurchased by the Company in accordance with clause (a) of this Article.

Dissenting or absent shareholders must present their claim within one (1) month following the date of the general meeting and supply the Company with evidence of their share holding at the earlier of (i) the date of the public announcement by the Company of the intention to make the de-listing or (ii) the date of the publication of the call to the general meeting.

Shareholders which voted in favor of the relevant resolution are not entitled to this appraisal right.

(C) Article 49-3(1)(d) of the Luxembourg law governing commercial companies shall apply in case the shareholders exercise their appraisal right.

Title VII.- Dissolution, Liquidation

Article 23. Dissolution. The board of directors may, at any time, propose to the extraordinary general meeting the dissolution of the Company.

Article 24. Liquidation. Upon the dissolution of the Company, the liquidation shall be effected by one or more liquidators, natural persons or legal entities, appointed by the general meeting, which shall determine their powers and their remuneration.

Title VIII.- General Previsions

Article 25. Applicable law. All points not covered by the present Articles of Association shall be governed by Luxembourg law.